Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information represents the pro forma impacts of multiple transactions, each of which are described in the following paragraphs.

The DSS Acquisition

On November 6, 2014, Cott Corporation (the “Company” or “Cott”), and its newly formed, indirect wholly-owned subsidiary, Delivery Acquisition, Inc. (‘‘Merger Sub’’), entered into an Agreement and Plan of Merger (the ‘‘Merger Agreement’’) with DSS Group, Inc. (“DSS Group”) and Crestview DSW Investors, L.P., as the sellers’ representative. On December 12, 2014, Merger Sub merged with and into DSS Group, with DSS Group as the surviving corporation (the “Merger”). As a result of the Merger, DSS Group became a wholly owned subsidiary of the Company. DSS Group, parent company to DS Services of America, Inc. and its subsidiaries (collectively, “DSS”), is a provider of bottled water, coffee and filtration services to commercial and residential customers across the United States.

The aggregate purchase price paid by the Company was $1.246 billion, paid at closing in cash, through the assumption of certain indebtedness of DSS Group, and through the issuance of Convertible Preferred Shares (as defined below) and Non-Convertible Preferred Shares (as defined below) to the security holders of DSS Group. The purchase price is subject to post-closing adjustments for net working capital, net indebtedness and transaction expenses. DSS Group had been a portfolio company of Crestview Partners. Neither DSS Group, Crestview Partners nor any of DSS Group’s security holders had a material relationship with the Company before the Merger, and the Merger was not an affiliated transaction.

The Company paid for the acquisition and a portion of the related acquisition costs through a combination of incremental borrowings under the Company’s amended asset based lending facility (the “ABL facility”) of approximately $180.0 million, the issuance of $625.0 million of 6.75% Senior Notes due 2020 (the “2020 Notes”), the assumption of $350 million of the 10.000% Second-Priority Senior Secured Notes due 2021 issued by DS Services of America, Inc. (“DS Services”), a wholly-owned subsidiary of DSS Group (the “DSS Notes”) and the issuance of newly-created Series A Convertible Preferred Shares having an aggregate value of approximately $116.1 million (the “Convertible Preferred Shares”) and newly-created Series B Non-Convertible Preferred Shares having an aggregate value of $32.7 million (the “Non-Convertible Preferred Shares” and together with the Convertible Preferred Shares, the “Preferred Shares”), in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules and regulations thereunder. Pursuant to the terms and conditions set forth in the Merger Agreement, a portion of the aggregate consideration is being held in escrow to secure the indemnification obligations of DSS Group’s security holders under the Merger Agreement.

Cott and DSS Group incurred approximately $35.9 million and $ 37.2 million of acquisition related costs, respectively, including $9.8 million for certain bridge financing and related legal fees, $20.2 million as consent fees to the holders of the DSS Notes and legal, banker and other advisory fees of $43.1 million. This does not include legal fees related to the equity financing, which is estimated to be approximately $0.4 million, and financing and related legal fees for the debt financing, which is estimated to be approximately $16.2 million. The financing fees related to the debt financing were reflected in the unaudited pro forma condensed combined financial statements as deferred financing costs and equity issuance costs were deducted from retained earnings.

In connection with the DSS Acquisition, $29.4 million was required to cash collateralize certain DSS self-insurance programs. The $29.4 million was funded with borrowings against our ABL facility, and cash collateral is included within prepaid expenses and other current assets.

The Aimia Acquisition

On May 30, 2014, the United Kingdom / Europe (“U.K.”) Business Unit of Cott entered into a Share Purchase Agreement (the “SPA”) pursuant to which it acquired on that date 100% of the share capital of Aimia Foods Holdings Limited (“Aimia”). Aimia, a privately-held company headquartered in Merseyside, United Kingdom, manufactures, sells and distributes food and beverages, including hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. The purchase price under the SPA, based on exchange rates in effect on the acquisition date of May 30, 2014, included the payment of approximately $80.4 million at closing plus a $7.2 million adjustment for working capital, $33.5 million in deferred consideration paid in September 2014, and an on-target earnout consideration of $20.1 million, with a minimum earnout consideration of $13.4 million and a maximum earnout consideration of $26.9 million, based upon the achievement by Aimia of certain performance measures during the twelve months ending July 1, 2016. Hereafter, this transaction is referred to as the “Aimia Acquisition.”

Basis for historical Information

The unaudited pro forma condensed combined balance sheet as of September 27, 2014 gives effect to the DSS Acquisition as if it occurred on September 27, 2014. The Aimia Acquisition is already reflected in Cott’s historical unaudited consolidated balance sheet as of September 27, 2014; therefore, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the Aimia Acquisition. The unaudited pro forma condensed combined statements of operations for the year ended December 28, 2013 and the nine months ended September 27, 2014 assume that the DSS Acquisition and the Aimia Acquisition were consummated on December 30, 2012.

Cott’s historical financial information for the year ended December 28, 2013 and as of and for the nine month period ended September 27, 2014 is derived from the Company’s Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2014 and November 4, 2014, respectively. The historical financial information for DSS for the year ended December 27, 2013 is derived by adding the financial data from DSS’s audited consolidated financial statements for the predecessor period beginning December 29, 2012 through and including August 30, 2013 and the successor period beginning June 29, 2013 through and including December 27, 2013, respectively. In connection with the acquisition of DSS by Crestview DSW Investors, L.P. (the “Crestview Acquisition”), Crestview DS Merger Sub II, Inc. (the “Crestview Merger Sub”) was formed to facilitate the Crestview Acquisition. The Crestview Merger Sub did not survive the Crestview Acquisition. Prior to the incorporation of Crestview Merger Sub, DSS incurred costs on Crestview Merger Sub’s behalf beginning on June 29, 2013, which is the beginning of the successor period. The historical financial data for DSS for the nine month period ended September 26, 2014 is derived from its unaudited condensed consolidated financial statements for the nine months ended September 26, 2014.

The historical financial information of Aimia in the unaudited pro forma condensed combined statements of operations for the twelve months ended December 28, 2013 is calculated by adding the unaudited historical financial information of Aimia in the consolidated profit and loss account for the six months ended December 31, 2013 and the audited historical financial information of Aimia in the consolidated profit and loss account for the year ended June 30, 2013, and subtracting the unaudited historical financial information of Aimia in the consolidated profit and loss account for the six months ended December 31, 2012. The historical financial information of Aimia included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 27, 2014 is derived from the unaudited historical profit and loss of Aimia for the five months ended May 31, 2014. The results of operations of Aimia from May 30, 2014 through and including September 27, 2014 is already reflected in Cott’s unaudited consolidated statement of operations for the nine months ended September 27, 2014.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the DSS Acquisition and the Aimia Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the separate historical audited consolidated financial statements of Cott as of and for the year ended December 28, 2013, included in Cott’s Annual Report on Form 10-K filed with the SEC on February 24, 2014 and incorporated herein by reference;

•	the separate historical unaudited condensed consolidated financial statements of Cott as of and for the nine months ended September 27, 2014, included in Cott’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2014 and incorporated herein by reference;

•	the separate historical audited consolidated financial statements of DSS as of December 27, 2013 and for the periods from June 29, 2013 to December 27, 2013 (Successor) and from December 29, 2012 to August 30, 2013 (Predecessor), and for each of the two years in the period ended December 28, 2012 (Predecessor) included herein;

•	the separate historical unaudited condensed consolidated financial statements of DSS as of and for the nine months ended September 26, 2014, included herein;

•	the audited historical financial statements of Aimia as of and for the year ended June 30, 2013, included in Cott’s Current Report on Form 8-K/A filed with the SEC on August 6, 2014 and incorporated herein by reference;

•	the unaudited historical financial statements of Aimia as of and for the six months ended December 31, 2013 and 2012 and as of and for the three months ended March 31, 2014, included in Cott’s Current Report on Form 8-K/A filed with the SEC on August 6, 2014 and incorporated herein by reference; and

•	the unaudited historical financial statements of Aimia as of and for the five months ended May 31, 2014, included in Cott’s Current Report on 8-K, filed with the SEC on December 2, 2014 and incorporated herein by reference.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Cott treated as the accounting acquirer. The unaudited pro forma condensed combined financial information will differ from the final acquisition accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the DSS Acquisition and the Aimia Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the DSS Acquisition. The unaudited pro forma condensed combined statements of operations do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including synergies, directly related to the DSS Acquisition and Aimia Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet

(dollars in millions, except per share amounts)

	Historical		Pro Forma Adjustments
	As of Sept 27, 2014	As of Sept 26, 2014	Financing Adjustments		DSS Acquisition Adjustments		As of Sept 27, 2014
	Cott	DSS					Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$47.4	$19.6	$758.8	3(a)	$(744.2	) 3(b)	$81.6
Accounts receivable, net of allowance	250.2	109.9	—		—		360.1
Income taxes recoverable	1.0	0.9	—		—		1.9
Inventories	230.9	41.4	—		5.4	3(c)	277.7
Prepaid expenses and other current assets	24.1	8.3	33.7	3(a)	0.2	3(d)	72.1
					2.3	3(d)
					3.5	3(e)
Deferred income taxes	—	26.1	—		(4.3	) 3(e)	1.7
					(20.1	) 3(e)

Total current assets	553.6	206.2	792.5		(757.2)		795.1
Property, plant & equipment, net	462.5	412.2	—		(412.2	) 3(c)	865.8
					403.3	3(c)
Goodwill	187.1	200.1	—		(200.1	) 3(c)	756.2
					569.1	3(c)
Intangibles and other assets, net	364.6	385.9	11.9	3(a)	0.6	3(d)	756.4
					(0.8	) 3(d)
					(24.9	) 3(d)
					(354.2	) 3(c)
					373.3	3(c)
Deferred income taxes	5.4	—	—		6.1	3(e)	11.5
Other tax receivable	0.3	—	—		—		0.3

Total assets	$1,573.5	$1,204.4	$804.4		$(397.0)		$3,185.3

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$69.3	$—	$209.4	3(a)	$—		$278.7
Current maturities of long-term debt	4.1	3.2	—		(3.2	) 3(f)	4.1
Accounts payable and accrued liabilities	297.5	123.7	—		(2.5	) 3(f)	460.9

					42.2	3(g)
Total current liabilities	370.9	126.9	209.4		36.5		743.7
Long-term debt	535.5	654.2	625.0	3(a)	10.2	3(f)	1,566.8
					56.0	3(f)
					(314.1	) 3(f)
Deferred income taxes	63.1	161.7	—		(22.5	) 3(e)	131.0
					(35.0	) 3(e)
					(36.3	) 3(e)
Other long-term liabilities	38.8	19.8	—		(0.1	) 3(g)	58.5

Total liabilities	1,008.3	962.6	834.4		(305.3)		2,500.0

Convertible Preferred A Shares, $1,000 par value,					116.1	3(h)	116.1
117,100 shares issued
Non-convertible Preferred B shares, $1,000 par					32.7	3(h)	32.7
value, 41,500 shares issued

Equity
Capital stock	389.4	—	—		—		389.4
Additional paid-in capital	47.9	263.4	—		(263.4	) 3(i)	47.9
Retained earnings (Accumulated deficit)	147.4	(21.9)	(30.0	) 3(a)	20.8	3(i)	118.7
					(43.5	) 3(j)
					45.9	3(e)
Accumulated other comprehensive (loss) income	(26.0)	0.3	—		(0.3	) 3(i)	(26.0)
Non-controlling interests	6.5	—	—		—		6.5

Total equity	565.2	241.8	(30.0)		(240.5)		536.5

Total liabilities and equity	$1,573.5	$1,204.4	$804.4		$(397.0)		$3,185.3

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 28, 2013

(dollars in millions, except per share amounts)

	Historical			Historical
	Twelve Months Ended December 28, 2013	Twelve Months Ended December 28, 2013		Predecessor December 29, 2012 to August 30, 2013	Successor June 29, 2013 to December 27, 2013		Pro Forma Adjustments				Twelve Months Ended December 28, 2013
	Cott	Proforma Aimia	Cott Proforma including Aimia	DSS			Financing Adjustments		DSS Acquisition Adjustments		Pro Forma Combined
		Note 5
Revenue, net	$2,094.0	$98.4	$2,192.4	$627.4	$298.2		$—		$—		$3,118.0
Cost of sales	1,842.0	78.1	1,920.1	241.2	118.1		—		6.6	4(b)	2,291.4
									5.4	4(c)

Gross profit	252.0	20.3	272.3	386.2	180.1		—		(12.0)		826.6

Selling, general, and administrative expenses	160.4	14.1	174.5	358.4	172.2	4(i)	—		31.3	4(d)	745.6
									3.2	4(b)
									(0.7	) 4(e)
									3.1	4(f)
									3.3	4(k)
									0.3	4(l)
Loss on disposal of property, plant, and equipment	1.0	—	1.0	—	—		—		—		1.0
Restructuring	2.0	—	2.0	—	—		—		—		2.0

Operating income	88.6	6.2	94.8	27.8	7.9		—		(52.5)		78.0

Other expense (income), net	12.8	(0.1)	12.7	0.1	0.1		—		—		12.9
Interest expense, net	51.6	(2.1)	49.5	67.2	25.5	4(i)	(92.7	) 4(a)	—		127.2
							77.7	4(a)
Income (loss) before income taxes	24.2	8.4	32.6	(39.5)	(17.7)		15.0		(52.5)		(62.1)
Income tax expense (benefit)	2.2	1.7	3.9	(1.0)	(6.8)		5.6	4(g)	(19.6	) 4(g)	(17.9)

Net income (loss)	22.0	6.7	28.7	(38.5)	(10.9)		9.4		(32.9)		(44.2)
Less: Net income attributable to non-controlling interests	5.0	—	5.0	—	—		—		—		5.0
Less: Cumulative dividends on preferred stock	—	—	—	43.7	—		—		(43.7	) 4(j)	13.7
									13.7	4(j)

Net income (loss) attributable to Cott	$17.0	$6.7	$23.7	$(82.2)	$(10.9)		$9.4		$(2.9)		$(62.9)

Net income (loss) per common Cott share attributable to Cott:
Basic	$0.18		$0.25								$(0.66	) 4(h)
Diluted	$0.18		$0.25								$(0.66	) 4(h)

Weighted average shares outstanding (in thousands):
Basic	94,750		94,750								94,750	4(h)
Diluted	95,633		95,633								94,750	4(h)

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 27, 2014

(dollars in millions, except per share amounts)

	Historical			Historical
	Nine Months Ended Sept 27, 2014	Five Months Ended May 29, 2014		Nine Months Ended Sept 26, 2014	Pro Forma Adjustments				Nine Months Ended Sept 27, 2014
	Cott	Proforma Aimia	Cott Proforma including Aimia	DSS	Financing Adjustments		DSS Acquisition Adjustments		Pro Forma Combined
		Note 5
Revenue, net	$1,561.0	$46.8	$1,607.8	$741.7	$—		$—		$2,349.5
Cost of sales	1,373.4	35.4	1,408.8	301.4	—		(4.4	) 4(b)	1,705.8

Gross profit	187.6	11.4	199.0	440.3	—		4.4		643.7

Selling, general, and administrative expenses	134.2	4.9	139.1	409.4	—		(2.5	) 4(b)	565.0
							15.6	4(d)
							(1.7	) 4(e)
							2.4	4(f)
							2.5	4(k)
							0.2	4(l)
Loss on disposal of property, plant, and equipment	1.2	—	1.2	—	—		—		1.2
Restructuring	2.4	—	2.4	—	—		—		2.4
Asset impairments	1.7	—	1.7	—	—		—		1.7

Operating income	48.1	6.5	54.6	30.9	—		(12.1)		73.4

Other expense (income), net	22.9	(0.1)	22.8	(0.3)	—		—		22.5
Interest expense, net	27.2	(1.2)	26.0	45.0	(45.0	) 4(a)	—		84.0
					58.0	4(a)

Income (loss) before income taxes	(2.0)	7.8	5.8	(13.8)	(13.0)		(12.1)		(33.1)
Income tax expense (benefit)	3.4	1.8	5.2	(2.8)	(4.9	) 4(g)	(4.5	) 4(g)	(7.0)

Net income (loss)	(5.4)	6.0	0.6	(11.0)	(8.1)		(7.6)		(26.1)
Less: Net income attributable to non-controlling interests	4.1	—	4.1	—	—		—		4.1
Less: Cumulative dividends on preferred stock	—	—	—	—	—		11.4	4(j)	11.4

Net income (loss) attributable to Cott	$(9.5)	$6.0	$(3.5)	$(11.0)	$(8.1)		$(19.0)		$(41.6)

Net loss per common share attributable to Cott:
Basic	$(0.10)		$(0.04)						$(0.44	) 4(h)
Diluted	$(0.10)		$(0.04)						$(0.44	) 4(h)

Weighted average shares outstanding:
Basic	94,053		94,053						94,053	4(h)
Diluted	94,053		94,053						94,053	4(h)

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

1. Basis of Presentation

The unaudited pro forma condensed combined financial information presented above gives effect to both the DSS Acquisition and the Aimia Acquisition. The historical financial information of Cott and DSS is presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical financial information of Aimia is presented in accordance with accounting principles generally accepted in the United Kingdom (“U.K. GAAP”). Such financial information has been subject to pro forma adjustments to align with U.S. GAAP.

The unaudited pro forma condensed combined balance sheet at September 27, 2014 was prepared using the historical unaudited consolidated balance sheets of Cott and DSS as of September 27, 2014 and September 26, 2014, respectively. The Aimia Acquisition is already reflected in Cott’s historical unaudited consolidated balance sheet as of September 27, 2014; therefore, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the Aimia Acquisition.

Cott’s historical financial information for the year ended December 28, 2013 and as of and for the nine month period ended September 27, 2014 is derived from the Company’s Form 10-K and 10-Q filed with the SEC on February 24, 2014 and November 4, 2014, respectively. The historical financial information for DSS for the year ended December 27, 2013 is derived by adding the financial data from DSS’s’ audited consolidated financial statements for the predecessor period beginning December 29, 2012 through and including August 30, 2013 and the successor period beginning June 29, 2013 through and including December 27, 2013. Prior to the incorporation of Crestview Merger Sub, DSS incurred costs on Crestview Merger Sub’s behalf beginning on June 29, 2013, which is the beginning of the successor period. The historical financial data for DSS for the nine month period ended September 26, 2014 is derived from its unaudited condensed consolidated financial statements for the nine months ended September 26, 2014.

The historical financial information of Aimia in the unaudited pro forma condensed combined statements of operations for the twelve months ended December 28, 2013 is calculated by adding the unaudited historical financial information of Aimia in the consolidated profit and loss account for the six months ended December 31, 2013 and the audited historical financial information of Aimia in the consolidated profit and loss account for the year ended June 30, 2013, and subtracting the unaudited historical financial information of Aimia in the consolidated profit and loss account for the six months ended December 31, 2012. The historical financial information of Aimia included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 27, 2014 is derived from the unaudited historical profit and loss of Aimia for the five months ended May 31, 2014. The results of operations of Aimia from May 30, 2014 through and including September 27, 2014 is already reflected in Cott’s unaudited consolidated statement of operations for the nine months ended September 27, 2014.

Management has made certain adjustments to Aimia’s historical financial statements prepared under U.K. GAAP to conform to Cott’s accounting policies under U.S. GAAP used in the preparation of this unaudited pro forma condensed combined financial information. Additionally, management has determined that no significant adjustments are necessary to conform DSS’s financial statements to the accounting policies used by Cott in the preparation of this unaudited pro forma condensed combined financial information. Certain historical financial information of DSS and Aimia has been reclassified to conform to the presentation of historical financial information of Cott. However, the pro forma financial statements may not reflect all the adjustments necessary to conform the accounting policies of DSS to those of Cott as the Company is still in the process of conforming the accounting policies of DSS to those of Cott as of the date of this Current Report on 8-K/A.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the DSS Acquisition and the Aimia Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the DSS Acquisition and the Aimia Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the respective acquisitions close, and could result in a significant change to the unaudited pro forma condensed combined financial information, including goodwill.

2. Calculation of Purchase Consideration and Preliminary Purchase Price Allocation of the DSS Acquisition

The fair value of consideration transferred on the DSS acquisition date includes the value of the estimated cash consideration, the estimated fair value of the preferred equity transferred as part of the DSS Acquisition, and the repayment of DSS’s term loan. The aggregate merger consideration is subject to post-closing adjustments for net working capital, net indebtedness and certain transaction expenses. A preliminary estimate of the purchase consideration is as follows:

(dollars in millions)
Cash to sellers	$449.7
Cash paid on behalf of sellers for their expenses	25.3
Cash paid on behalf of DSS to retire existing term loan	317.3
Convertible Preferred Shares, issued at par	116.1
Non-Convertible Preferred Shares, issued at par	32.7

Estimated purchase consideration	$941.1

Of the $449.7 million of cash paid to sellers $20.4 million represents amounts payable to employees of DSS, this amount and $25.3 million of cash paid on behalf of sellers for their expenses is settled after close and is recorded as a deferred consideration included within accounts payable and accrued liabilities (as described in Note 3(g)) in the unaudited pro forma condensed combined balance sheet.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of DSS are recorded at the acquisition date fair values and added to those of Cott. The pro forma adjustments are based on preliminary estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of the acquisition date and have been prepared to illustrate the estimated effect of the DSS Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of DSS based on DSS’s September 26, 2014 balance sheet, with the excess recorded as goodwill:

(dollars in millions)
Cash and cash equivalents	$67.8
Accounts receivable	109.9
Income tax recoverable	0.9
Inventories	46.8
Prepaid expenses and other current assets	9.6
Deferred income taxes	1.7
Property, plant & equipment	403.3
Intangibles and other assets	379.9

Total assets	$1,019.9

Accounts payable and accrued liabilities	(117.7)
Long-term debt	(406.3)
Deferred income taxes	(104.2)
Other long-term liabilities	(19.7)

Total liabilities	$(647.9)

Net assets acquired (a)	372.0

Estimated purchase consideration (b)	941.1

Estimated goodwill (b) - (a)	$569.1

On December 10, 2014, DSS entered into a sale-leaseback transaction which increased the cash acquired in the DSS Acquisition by $48.2 million. This increased the cash acquired when compared to the balance shown in the historical DSS balance sheet of $19.6 million to $67.8 million (see Note 3(b)).

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from customer relationships and trademarks and trade names. All intangible assets of DSS have definite lives. The amortization related to these definite lived intangible assets is reflected as a pro forma adjustment, as further described in Note 4(d). The identifiable intangible assets’ estimated fair value and related amortization estimates are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods in which the amortization expense is recorded ultimately will be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the DSS Acquisition may differ significantly between periods based upon the final value assigned, and amortization methodology used, for each identifiable intangible asset.

The deferred income tax assets have been adjusted to tax effect the difference between the carrying value and fair value of DSS’s assets acquired and liabilities assumed by Cott. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

Goodwill represents the excess of the preliminary estimated purchase consideration over the fair value of the net assets acquired. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill recognized in the DSS Acquisition is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation of the DSS Acquisition will be based on DSS’s net assets acquired as of the DSS acquisition date. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

3. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	These amounts represent the issuance of 2020 Notes and additional borrowings on Cott’s ABL facility to fund the DSS Acquisition, less consent solicitation fees for the DSS Notes and related debt financing costs.

(dollars in millions)
2020 Notes	$625.0
Draw down from existing ABL facility	209.4
Consent solicitation fees	(20.2)
Bridge financing commitment fees	(9.8)
Debt financing costs and cash collateral associated with the ABL facility	(1.8)
Cash collateral	(29.4)
Debt financing costs associated with the 2020 Notes issuance	(14.4)

Net cash inflow	$758.8

Debt financing costs and cash collateral are classified as:
Prepaid expenses and other current assets	$33.7
Intangibles and other assets, net	11.9

$45.6

Additional borrowings are classified as:
Short-term borrowings	$209.4
Long-term debt	625.0

$834.4

In connection with the DSS Acquisition, $29.4 million was required to cash collateralize certain DSS self-insurance programs. The $29.4 million was funded with borrowings against our ABL facility, and the cash collateral is included within prepaid expenses and other current assets.

The consent solicitation fees incurred for the DSS Notes and the bridge financing commitment fees aggregating to $30.0 million are treated as acquisition costs and are adjusted to retained earnings.

The following represents the key financing terms of the additional borrowings to finance the DSS Acquisition.

	Interest rate	Maturity	Payments
2020 Notes	6.75%	5years	Interest paid semi-annually when due and principal on maturity

ABL facility	1.94%	5years	Interest paid monthly when due and principal on maturity

The 1.94% interest rate on the ABL facility is based on the 1-Month LIBOR rate of 19 basis points plus a LIBOR spread of 175 basis points. The 6.75% interest rate on 2020 Notes is based on the terms and conditions of the 2020 Notes issued by the Company on December 4, 2014.

(b)	Represents the use of the additional borrowings, discussed in 3(a) above, to fund a portion of the estimated purchase consideration, as described in Note 2; Cott’s equity financing and certain other anticipated acquisition costs anticipated to be paid prior to, or concurrent with, closing the DSS Acquisition.

(dollars in millions)
Cash paid to sellers and on their behalf, net of proceeds from sale-leaseback of $48.2 million	$381.1
Repayment of DSS Term Loan	317.3
Prepaid insurance	2.3
Other transaction costs (discussed in 3(j))	43.5

Net cash outflow	$744.2

On December 10, 2014, DSS entered into a sale-leaseback transaction which increased the cash acquired in the DSS Acquisition by $48.2 million. This increased the cash acquired when compared to the balance shown in the historical DSS balance sheet of $19.6 million to $67.8 million as disclosed in the allocation of purchase price to the assets acquired and liabilities assumed in Note 2.

(c)	Reflects the acquisition method of accounting based on the estimated fair value of the assets of DSS as discussed in Note 2 above. Additional information regarding the estimated fair value of identifiable intangible assets acquired and tax effect of the purchase accounting is discussed in Note 4(d) and 3(e), respectively.

(dollars in millions)
Inventories	$5.4
Property, plant & equipment - Elimination	(412.2)
Property, plant & equipment - Addition	403.3
Goodwill - Elimination	(200.1)
Goodwill - Addition	570.2
Intangibles - Elimination	(354.2)
Intangibles - Addition	373.3

Fair value of Property, plant & equipment (“PP&E”) acquired does not include the value of certain buildings for which DSS entered into a sale-leaseback agreement on December 10, 2014. The adjustment for rental expenses of such leased back buildings is discussed in Note 4(k).

(d)	Reflects the elimination of DSS’s certain capitalized diligence costs of $0.8 million and capitalized debt financing fees of $24.9 million as a purchase accounting adjustment. Also represents adjustments to record the following:

(dollars in millions)
Prepaid insurance	$2.3
Favorable leases - current	0.2
Favorable leases - non current	0.6

(e)	Represents adjustments to 1) deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”) at an effective tax rate of 37.4% to reflect operating activities of DSS from the beginning of the 2014 fiscal year through the acquisition date that impacted the opening deferred tax balances assumed as part of the acquisition (before consideration of purchase accounting adjustments), 2) reflect the deferred tax impact of fair value adjustments to inventory, PP&E, intangibles, long-term debt and other items and 3) to reflect the impact to Cott historical deferred tax balances of releasing its United States (“US”) valuation allowance as a result of the DSS Acquisition, including additional benefit recognized without a valuation allowance. The Cott current DTA is recorded with the prepaid expenses and other current assets.

(dollars in millions)	Current DTA	Noncurrent DTA	Noncurrent DTL
Adjustments to DSS deferred tax balances for operating activities of DSS from the beginning of the 2014 fiscal year through the acquisition date	$(20.1)		$(35.0)

Adjustments to DSS deferred tax balances for purchase accounting fair value adjustments
Inventories	$(2.0)
Prepaid and other current assets	(0.1)
Accounts payable and other current liabilities	(2.2)
Property plant and equipment			$4.4
Intangibles and other assets, net			(2.2)
Long-term debt, less current portion, less discounts			(24.7)

	$(4.3)		$(22.5)
Adjustments to Cott historical deferred tax balances upon release of the US valuation allowance	$3.5	$6.1	$(36.3)

(f)	Reflects an adjustment to record the DSS Notes being assumed by Cott at fair value of $406.0 million as of the DSS acquisition date. The carrying amount of accrued interest on these DSS Notes is also adjusted, as the fair value is based on the remaining contractual cash flows of the DSS Notes, including any unpaid interest thereon. Also, reflects adjustments to eliminate DSS’s term loan including the current and long-term balances and the unamortized debt discount associated with the DSS Notes and term loan.

(dollars in millions)
Adjustment for the fair value of assumed DSS Notes	$56.0
Elimination of accrued interest included in fair value of assumed DSS Notes	(2.5)
Retirement of the current portion of DSS term loan debt	(3.2)
Retirement of the long term portion of DSS term loan debt	(314.1)
Elimination of debt issuance discounts associated with DSS
Notes and term loan debt	10.2

(g)	Represents adjustments of $42.2 million in accounts payable and accrued liabilities and ($0.1) million in other long-term liabilities to reflect the appropriate purchase accounting adjustments related to deferred consideration, deferred rent and deferred revenue as they do not represent a present obligation at the acquisition date and to record unfavorable lease position related to certain off-market operating leases of DSS.

(dollars in millions)
Elimination of current portion of deferred rent	$(0.6)
Elimination of deferred revenue	(3.6)
Deferred consideration	45.7
Unfavorable leases - current	0.7

Total adjustments to accounts payable and accrued liabilities	$42.2

Unfavorable leases - non current	$0.6
Elimination of long term portion of deferred rent	(0.7)

Total adjustments to long- term liabilities	$(0.1)

(h)	Reflects issuance of new $116.1 million of Convertible Preferred Shares ($1,000 par value) and $32.7 million of Non-Convertible Preferred Shares ($1,000 par value) being issued to the sellers as purchase consideration.

(i)	Reflects the elimination of DSS’s historical equity accounts, including additional paid-in capital of $263.4 million, accumulated deficit of ($21.9) million and accumulated other comprehensive income of $0.3 million.

(j)	Represents adjustments to retained earnings for $43.1 million of estimated transaction costs incurred in relation to the DSS Acquisition and $0.4 million of equity financing costs.

4. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	To reverse historical interest expense of DSS and record estimated interest expense and amortization of debt financing fees associated with anticipated borrowings, as described in Note 3(a).

(dollars in millions)	Twelve Months Ended December 28, 2013	Nine Months Ended September 27, 2014
Reversal of DSS interest expense and amortization of deferred		$(45.0)
debt financing fees	$(92.7)
Interest expense on new financing	77.7	58.0

Pro forma interest expense adjustment	$(15.0)	$13.0

A sensitivity analysis on interest expense for the year ended December 28, 2013 and the nine month period ended September 27, 2014 has been performed for the ABL facility to assess the effect that a change of 12.5 basis points of the hypothetical interest rates would have on the debt financing.

The following table shows the change in interest expense for the debt financing:

(dollars in millions) Interest expense assuming	Twelve Months Ended December 28, 2013	Nine Months Ended September 27, 2014
Increase of 0.125%	$1.1	$0.8
Decrease of 0.125%	$(1.0)	$(0.7)

(b)	Represents adjustment to record elimination of historical depreciation expense and recognition of new depreciation expense based on the fair value of PP&E on a straight-line basis from December 29, 2012. The depreciation of PP&E is based on the estimated remaining useful lives of the assets. Depreciation expense is allocated between costs of sales (“COS”) and selling, general and administrative expenses (“SG&A”) based upon the nature of activities associated with the PP&E acquired.

(dollars in millions)	Twelve Months Ended December 28, 2013		Nine Months Ended September 27, 2014
	COS	SG&A	COS	SG&A
Reversal of DSS historical depreciation	$(47.4)	$(25.2)	$(45.1)	$(23.6)
Depreciation of acquired property, plant & equipment	54.0	28.4	40.7	21.1

Pro forma depreciation expense adjustment	$6.6	$3.2	$(4.4)	$(2.5)

(c)	Represents adjustment related to the change in the fair value of inventory of $5.4 million that is recognized in COS upon sale of the finished goods inventory for the year ended December 28, 2013.

(d)	Represents adjustment to record straight line amortization expense related to identifiable intangible assets, except for customer relationships which is being amortized based upon the periods over which the economic benefits of the asset is expected to be realized.

The net adjustment to SG&A for the amortization of intangible assets is as follows:

(dollars in millions)	Twelve Months Ended December 28, 2013	Nine Months Ended September 27, 2014
Reversal of DSS historical intangible asset amortization	$(14.1)	$(16.1)
Amortization of acquired identifiable intangible assets	45.4	31.7

Pro forma intangibles amortization expense adjustment	$31.3	$15.6

The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful life of each.

(dollars in millions)	Estimated Fair	Estimated Useful
Intangible Asset	Value	Life
Customer relationships	$219.8	16 years
Trademarks and trade names	147.4	20 years
Non-compete covenants	0.4	4 years
Software	5.7	3 years

Total	$373.3

For purposes of valuing the intangible assets, the income approach was primarily used. Specifically, the relief from royalty method was used to value the trademarks and trade names, and the Multi-period Excess Earnings method was used to value the customer relationships.

The estimated effect of amortization of the customer relationships on the operating results for the five years following the acquisition is expected to be as follows:

(dollars in millions)	Year 1	Year 2	Year 3	Year 4	Year 5
Amortization of customer relationships	$36.0	$32.9	$28.5	$24.0	$19.1

(e)	Agreement between DSS and Crestview Partners to monitor the investment of Crestview stockholders in DSS will be terminated upon consummation of the DSS Acquisition. This represents an adjustment to remove the impact of the any fees paid to Crestview pursuant to such agreement.

(f)	Represents adjustment to record additional compensation expense that will be paid to certain executives for agreements entered into in connection with the DSS Acquisition.

(g)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments related to financing and purchase price allocation adjustments based on an effective tax rate of 37.4% to compute the income tax expense related to each entity’s pro forma condensed combined statement of operations.

(h)	Represents pro forma basic and diluted earnings per share (“EPS”). The numerator for pro forma basic EPS has been computed in the manner discussed in the table below. To calculate diluted EPS, any impact of the potential dilutive instruments (i.e. stock options, performance-based restricted share units (“RSU”), timed based RSUs and the Convertible Preferred Shares) would be antidilutive as these would decrease the loss per share. As such, the basic and diluted EPS are the same for the pro forma periods presented.

Pro Forma Basic and Diluted Earnings Per Share	Twelve Months Ended December 28, 2013	Nine Months Ended September 27, 2014
Net loss attributable to Cott (in millions)	$(62.8)	$(41.7)

Pro forma weighted average shares (basic and diluted, in thousands)	94,750	94,053

Basic and diluted earnings per share	$(0.66)	$(0.44)

(i)	Certain one-time costs totaling $46.5 million reflected in DSS’s historical financial statements have not been adjusted, as they are not directly attributable to the DSS Acquisition. These represent $19.9 million of legal and other professional service transactional costs, $15.2 million of write-off of deferred financing costs and $11.4 million pre-payment penalty on debt, associated with the Crestview Acquisition. If such costs were adjusted, the pro forma net loss would be reduced by $29.1 million, net of tax.

(j)	Represents adjustments for dividends earned but not yet declared or paid for the Preferred Shares issued as partial consideration for the DSS Acquisition. Such dividends will be subject to a 25.0% dividend distribution tax. No adjustment has been made for such taxes as they would be due only when the Company declares and distributes dividends to its shareholders. Additionally, represents adjustment to eliminate dividends earned but not yet declared or paid for the preferred stock issued by DSS, as of December 27, 2013, as those preferred securities were eliminated as part of the Crestview Acquisition.

(k)	Represents adjustment for rental expense related to certain properties for which DSS entered into a sale-leaseback arrangement on December 10, 2014. These properties were not acquired by Cott; however, Cott acquired the right to use the properties through the sale-leaseback arrangement.

(l)	Represents straight line amortization of certain prepaid insurance costs incurred as a precondition to the consummation of the DSS Acquisition.

5.	Acquisition of Aimia

As described in the section discussing the Aimia Acquisition above, Cott acquired Aimia on May 30, 2014. The following tables discuss the pro forma adjustments for the Aimia Acquisition.

Aimia Foods Holdings Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 28, 2013

(dollars in millions)

	Historical
	Twelve Months Ended December 28, 2013	Proforma Adjustments for Aimia Transaction						Twelve Months Ended December 28, 2013
	Aimia	UK to US GAAP		Bond Offering		Purchase Accounting		Proforma Aimia
	5(a)	5(a)				5(a)		Note 5
Revenue, net	$98.3	$0.1	5(b)			$—		$98.4
Cost of sales	75.2	0.1	5(b)			2.8	5(g)	78.1

Gross profit	23.1	—		—		(2.8)		20.3

Selling, general, and administrative expenses	10.3	(0.7	) 5(c)			4.5	5(g)	14.1

Loss on disposal of property, plant, and equipment	—							—
Restructuring	—							—

Operating Income	12.8	0.7		—		(7.3)		6.2
Other expense (income), net	—	(0.1	) 5(d)					(0.1)
Interest expense, net	0.2	—		(2.1	) 5(f)	(0.2	) 5(h)	(2.1)

Income before income taxes	12.6	0.8		2.1		(7.1)		8.4
Income tax expense (benefit)	2.9	0.2	5(e)	0.2	5(e)	(1.6	) 5(e)	1.7

Net income (loss)	9.7	0.6		1.9		(5.5)		6.7
Less: Net income attributable to non-controlling interests	—	—		—		—		—

Net income (loss) attributable to Cott	$9.7	$0.6		$1.9		$(5.5)		$6.7

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

The following adjustments were made to the unaudited pro forma condensed combined statement of operations for Aimia for the year ended December 28, 2013.

(a)	These amounts in millions of U.S. Dollars have been converted from pounds sterling at a conversion rate of 1.56433, which approximates the average exchange rate over the period from December 30, 2012 through December 28, 2013.

(b)	This adjustment is to reflect the amortization of the deferred income associated with the portion of the historical cost of machinery and equipment financed by a customer, and an increase in depreciation expense associated with the increase in historical cost of the equipment in accordance with U.S. GAAP. The machinery and equipment was historically recorded under U.K. GAAP at the portion of the historical cost of the equipment paid directly by Aimia.

(c)	This adjustment is to reflect the historical balances of Aimia in accordance with U.S. GAAP. The decrease in SG&A expenses of $0.7 million reverses the amortization of goodwill recognized by Aimia in accordance with U.K. GAAP during the year ended December 28, 2013.

(d)	The $0.1 million increase in other income reflects Aimia’s equity in earnings of its joint venture investment in accordance with U.S. GAAP equity method of accounting for investments, which was previously accounted for at cost under U.K. GAAP.

(e)	The adjustment in the bond offering column assumes income taxes assessed at the same effective rate applicable to Cott, as those transactions are specific to the Company. The adjustments in the other pro forma adjustment columns assume income taxes based on Aimia’s historical statutory income tax rate. However, the effective tax rate of the combined company could be significantly different, depending on post-acquisition activities.

(f)	This adjustment represents an interest rate savings associated with the refinance of Cott’s 8.125% Senior Notes due in 2018 (the “2018 Notes”) with Cott’s 5.375% Senior Notes due in 2022 (the “2022 Notes”) and reducing the interest rate from 8.125% to 5.375%, including the impact of the change in amortization of deferred financing costs.

(g)	This adjustment represents an increase in amortization expense for the fair value of intangible assets acquired in the acquisition of Aimia, as well as an increase in depreciation for the step up of acquired PP&E to their fair values as of the acquisition date totaling $6.4 million, of which $4.7 million is related to the amortization of the customer relationships and licensing agreements intangible assets recorded as an adjustment to SG&A expenses. The adjustment to SG&A expenses was reduced by $0.2 million to eliminate certain acquisition related costs reflected in the historical profit and loss accounts of Aimia for the year ended December 28, 2013. Those acquisition costs, which included financial and other advisory fees, are excluded from the unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013, as they are considered non-recurring. The remaining $1.1 million is attributable to an increase in cost of goods sold associated with the increase in fair value of acquired finished goods inventories sold during the year ended December 28, 2013.

(h)	This adjustment reverses the historical interest expense of Aimia, as all interest-bearing liabilities were repaid by the former owners of Aimia prior to the acquisition.

Aimia Foods Holdings Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 27, 2014

(dollars in millions)

	Historical
	Five Months Ended May 29, 2014	Proforma Adjustments for Aimia						Five Months Ended May 29, 2014
	Aimia	UK to US GAAP		Bond Offering		Purchase Accounting		Proforma Aimia
	5(i)	5(i)				4(i)		Note 5
Revenue, net	$46.7	$0.1	5(j)	$—		$—		$46.8
Cost of sales	34.6	0.1	5(j)	—		0.7	5(o)	35.4

Gross profit	12.1	—		—		(0.7)		11.4

Selling, general, and administrative expenses	5.2	(0.3	) 5(k)			—	5(o)	4.9

Loss on disposal of property, plant, and equipment	—							—
Restructuring								—
Asset impairments	—							—

Operating Income	6.9	0.3		—		(0.7)		6.5
				—

Other expense (income), net	—	(0.1	) 5(l)					(0.1)
Interest expense, net	0.2			(1.2	) 5(n)	(0.2	) 5(p)	(1.2)

Income (Loss) before income taxes	6.7	0.4		1.2		(0.5)		7.8
Income tax expense (benefit)	1.5	0.1	5(m)	0.3	5(m)	(0.1	) 5(m)	1.8

Net income (loss)	5.2	0.3		0.9		(0.4)		6.0
Less: Net income attributable to non-controlling interests	—	—		—		—		—

Net income (loss) attributable to Cott	$5.2	$0.3		$0.9		$(0.4)		$6.0

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

The following adjustments were made to the unaudited pro forma condensed combined statement of operations for Aimia for the five months ended May 29, 2014. The results of operations of Aimia from May 30, 2014 through and including September 27, 2014 is already reflected in Cott’s unaudited consolidated statement of operations for the nine months ended September 27, 2014.

(i)	These amounts in millions of U.S. Dollars have been converted from pounds sterling at a conversion rate of 1.66636, which approximates the average exchange rate over the period from December 29, 2013 through May 31, 2014.

(j)	This adjustment is to reflect the amortization of the deferred income associated with the portion of the historical cost of machinery and equipment financed by a customer, and an increase in depreciation expense associated with the increase in historical cost of the equipment in accordance with U.S. GAAP. The machinery and equipment was historically recorded under U.K. GAAP at the portion of the historical cost of the equipment paid by Aimia.

(k)	This adjustment is to reflect the historical balances of Aimia in accordance with U.S. GAAP. The decrease in SG&A expenses of $0.3 million reverses the amortization of goodwill recognized by Aimia in accordance with U.K. GAAP during the five months ended May 29, 2014.

(l)	The $0.1 million increase in other income reflects Aimia’s equity in earnings of its joint venture investment in accordance with U.S. GAAP equity method of accounting for investments, which was previously accounted for at cost under U.K. GAAP.

(m)	The adjustment in the bond offering column assumes income taxes assessed at the same effective rate applicable to Cott, as those transactions are specific to the Company. The adjustments in the other pro forma adjustment columns assume income taxes based on Aimia’s historical statutory income tax rate. However, the effective tax rate of the combined company could be significantly different, depending on post-acquisition activities.

(n)	This adjustment represents an interest rate savings associated with the refinance of the 2018 Notes with the 2022 Notes and reducing the interest rate from 8.125% to 5.375%, including the impact of the change in amortization of deferred financing costs.

(o)	This adjustment represents an increase in amortization expense for the fair value of intangible assets acquired in the Aimia Acquisition, as well as an increase in depreciation for the step up of acquired PP&E to their fair values as of the acquisition date totaling $2.8 million, of which $2.1 million is related to the amortization of the customer relationships and licensing agreements intangible assets recorded as an adjustment to SG&A expenses. The increase in SG&A expenses of $2.1 million noted above was completely offset by adjustments of $1.8 million and $0.3 million to eliminate certain acquisition related costs reflected in the unaudited consolidated statements of operations of Cott and the historical profit and loss accounts of Aimia for the nine months ended September 27, 2014, respectively. Those acquisition costs, which included financial and other advisory fees, are excluded from the unaudited pro forma condensed combined statement of operations for the nine months ended September 27, 2014, as they are considered non-recurring.

(p)	This adjustment reverses the historical interest expense of Aimia, as all interest-bearing liabilities were repaid by the former owners of Aimia prior to the acquisition.